Exhibit 1(pp)

BLACKROCK FUNDSSM

(A Massachusetts Business Trust)

Certification of Classification of Shares

The undersigned, Secretary of the BlackRock FundsSM (the “Fund”), does hereby certify that at meetings of the Board of Trustees of the Fund duly held on April 21, 2016 and September 27, 2017, the Trustees of the Fund, acting pursuant to Article V of the Fund’s Declaration of Trust, dated December 22, 1988, as amended through Amendment No. 4 thereof effective as of January 31, 1998 (the “Declaration”), did authorize the classification of an unlimited number of unissued and unclassified shares of beneficial interest of the Fund as Class K shares of the following series of the Fund (each, a “Portfolio”) with the supplemental and alphabetical designations as follows:

BlackRock Advantage Emerging Markets Fund

Class K         DDDD-18

BlackRock Advantage International Fund

Class K         III-18

BlackRock Advantage Large Cap Growth Fund

Class K         DD-18

BlackRock Advantage Small Cap Growth Fund

Class K         T-18

BlackRock Commodity Strategies Fund

Class K         CCCC-18

BlackRock Emerging Markets Dividend Fund

Class K         ZZZ-18

BlackRock International Dividend Fund

Class K         HH-18.

Each supplemental and alphabetical designation represents interests in the Class K shares of the Portfolios, with all of the rights and preferences of such shares set forth in the Declaration and in this Certificate of Classification of Shares of the Fund as set forth below:

(1) all consideration received by the Fund for the issue or sale of Class K shares, as applicable, of each such Portfolio, shall be invested and reinvested with the consideration received by the Fund for the issue and sale of all other shares of such Portfolio, together with all income, earnings, profits and proceeds thereof, including (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Fund allocated to shares of such Portfolio by the Board of Trustees in accordance with the Fund’s Declaration; and each share class of each Portfolio shall share on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund) with such other classes of shares in such Portfolio in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form;

(2) in determining the income attributable to each share of each particular share class of the Portfolios: any general expenses and liabilities of the Fund allocated by the Board of Trustees to the Portfolios of the Fund shall be allocated among all Portfolios on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), and any expenses and liabilities of the Fund allocated by the Board of Trustees to a particular Portfolio shall be allocated among the share classes included in such Portfolio on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), except that to the extent permitted by rule or order of the Securities and Exchange Commission, only shares with the designations DDDD-18, III-18, DD-18, T-18, CCCC-18, ZZZ-18 and HH-18 shall bear all: (1) expenses and liabilities relating to Class K shares of the applicable Portfolio payable under the Fund’s Distribution and Service Plan; and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares;

(3) that each Class K share of each Portfolio shall represent the same interest in the applicable Portfolio and have identical preferences, designations, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption as all other classes of shares of beneficial interest of such Portfolio, except for such rights and preferences and terms and conditions as determined by the Trustees and as shall be set forth in the registration statement of such Portfolio as the same may be amended from time to time with respect to the offering of such shares and shall have the same voting powers, provided that (i) when expressly required by law, or when otherwise permitted by the Board of Trustees acting in its sole discretion, shares shall be voted by individual class and/or series; and (ii) only shares of the respective class, classes and/or series, as the case may be, affected by a matter shall be entitled to vote on such matter, and provided further that without affecting any provisions in the Fund’s Declaration, shares of each class shall be subject to the express right of the Fund to redeem shares of such class at any time if the Trustees determine in their sole discretion and by majority vote that failure to so redeem may have adverse consequences to the holders of the shares of such class, and upon such redemption the holders of the shares so redeemed shall have no further right with respect thereto other than to receive payment of the redemption price; and

(4) each Class K share of each Portfolio issued for the purchase price established in the respective Portfolio’s Prospectus will be validly issued, fully paid and non-assessable.

Witness my hand this 23rd day of January, 2018.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary